First Quarter 2015
Conference Call Script
February 4, 2015
Martie Zakas, Introduction and Safe Harbor Statement
Good morning everyone. Welcome to Mueller Water Products’ 2015 first quarter conference call. We issued our press release reporting results of operations for the quarter ended December 31, 2014 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had 160.6 million shares of common stock outstanding at December 31, 2014.

Discussing the first quarter’s results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses our forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year. Our fiscal year ends on September 30.

A replay of this morning’s call will be available for 30 days after the call at 1-800-396-1242. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions. I’ll now turn the call over to Greg.

Greg Hyland:
Thanks, Martie.

Thank you for joining us today as we discuss our results for the 2015 first quarter.

I’ll begin with a brief overview of the quarter, followed by Evan’s detailed financial report. I will then provide additional comments on the quarter’s results and developments in our end markets, as well as our outlook for the 2015 second quarter and the full year.

Mueller Co.’s adjusted operating income increased 10.0 percent primarily attributable to the 11 percent increase in domestic shipments of valves and hydrants. We believe this growth came from solid demand from the municipal market, as well as from growth in some residential markets.

Anvil’s net sales grew 5.1 percent in the first quarter, with growth across its end markets.

During the quarter, we prepaid our long-term debt, entered into a new $500.0 million senior secured term loan and reduced our debt outstanding, thereby lowering our interest rates and improving our financial flexibility.

We continue to believe consolidated operating results for the full year will improve year-over-year due to expected growth in most of our key end markets, lower interest expense and the benefits of operating leverage.

With that, I’ll turn the call over to Evan.

Evan Hart - Financial Summary
Thanks Greg, and good morning everyone. I’ll first review our first quarter consolidated financial results and then discuss segment performance.

Net sales for the 2015 first quarter of $261.8 million increased $4.4 million, or 1.7%, from the 2014 first quarter net sales of $257.4 million, due to higher shipment volumes and improved pricing, partially offset by unfavorable Canadian currency translation effects.

Gross profit increased 6.3 percent to $71.3 million for the 2015 first quarter compared to $67.1 million for the 2014 first quarter. This increase was due to a higher margin product mix at Mueller Co. and higher sales pricing. Gross margin of 27.2 percent in the 2015 first quarter increased 110 basis points from 26.1 percent in the 2014 first quarter.

Selling, general and administrative expenses were $55.0 million in the 2015 first quarter, or 21.0 percent of net sales.

Adjusted operating income for the 2015 first quarter increased 15.6 percent to $16.3 million as compared with $14.1 million for the 2014 first quarter. This increase was due to a higher margin product mix at Mueller Co. and higher sales pricing. Adjusted operating margin also improved 70 basis points to 6.2 percent.

Adjusted EBITDA for the 2015 first quarter increased 6.3 percent to $30.6 million as compared with $28.8 million for the 2014 first quarter. Trailing 12 months adjusted EBITDA was $185.7 million.

I will note that this quarter's reported results include additional expenses primarily associated with our debt refinancing and the closure of a manufacturing facility in Canada. These expenses totaled $39.5 million pre-tax, or $0.16 per share.

    In November, we prepaid our long-term debt, entered into a new $500.0 million senior secured term loan maturing in 2021, and reduced our debt outstanding. These actions improved our financial flexibility and lowered our interest rates. The pre-tax refinancing expenses of $31.3 million included the premium paid for the early extinguishment of debt and the write-off of associated deferred finance expenses.

During the quarter, we closed a small foundry in Canada that primarily produced commodity municipal castings and had faced strong competition from imports. We also sold certain of the related assets, resulting in a pre-tax loss of $7.2 million. Of this amount, $2.6 million was non-cash, and ultimately we expect this transaction to be cash flow positive, subject to our estimated costs associated with the closure of the facility and the sale of remaining assets. This facility generated net sales of $11.5 million in 2014 but had an operating income loss of about $2 million.

Interest expense declined this quarter due to lower interest rates and lower amounts of debt outstanding. Interest expense, net for the 2015 first quarter declined $3.2 million to $9.4 million as compared with $12.6 million for the 2014 first quarter.

There was an income tax benefit for the 2015 first quarter of $12.4 million on a loss before income taxes of $32.6 million, resulting in an effective income tax rate of 38.0 percent.

Net loss per diluted share for the 2015 first quarter was $0.13. However, excluding the one-time items just discussed, adjusted net income per diluted share for the 2015 first quarter improved to $0.03 from $0.01 in the 2014 first quarter.

There was a weighted average of 163.1 million shares of our common stock outstanding for the 2015 first quarter adjusted results compared with 161.7 million shares outstanding for the 2014 first quarter.

I’ll now move on to segment performance and begin with Mueller Co.

Net sales for the 2015 first quarter were relatively flat at $164.7 million as compared with $165.0 million for the 2014 first quarter. Mueller base, which excludes metering products and leak detection, saw an increase in domestic shipments of approximately 9 percent, which was led by an about 11 percent increase in valve and hydrant sales. This was offset primarily by lower shipment volumes of metering products, lower exports and unfavorable Canadian currency translation effects.

Adjusted operating income of $17.6 million for the 2015 first quarter improved 10.0 percent from $16.0 million in 2014. Adjusted operating income improved $1.6 million due primarily to higher domestic shipment volumes of valves and hydrants. Adjusted operating margin of 10.7 percent for the 2015 first quarter improved 100 basis points from 9.7 percent in 2014.

Adjusted EBITDA for the 2015 first quarter increased to $28.2 million as compared with $27.1 million for the 2014 first quarter. Adjusted EBITDA margin for the quarter increased 70 basis points to 17.1 percent.

I’ll now turn to Anvil…

Net sales for the 2015 first quarter increased 5.1 percent to $97.1 million as compared with $92.4 million for the 2014 first quarter. The increase in net sales resulted primarily from higher shipment volumes and improved pricing. For the quarter, Anvil's net sales into the energy market grew about 14 percent; however, we started to see a fall off in mid-December. Shipments of mechanical and fire protection products grew by about 3% driven by non-residential construction.

Adjusted operating income for the 2015 first quarter was $7.2 million as compared with $7.3 million for the 2014 first quarter. Adjusted operating margin decreased to 7.4 percent from 7.9 percent for the 2014 first quarter. The decrease in adjusted operating income and adjusted operating margin resulted from the benefits of higher shipment volumes and improved sales pricing offset by higher manufacturing and other costs.

Manufacturing costs were higher year-over-year as a result of a maintenance shutdown at Anvil's largest plant in August. We have historically shut down this plant in August to perform maintenance but did not do so in August 2013. These overhead costs negatively impacted our first quarter margins as compared to the 2014 first quarter. We included these higher costs for the quarter in the outlook we provided on our last call.

Additionally, we incurred a $200,000 non-cash write off related to selling an idle building and experienced some higher freight costs associated with disruptions at U.S. west coast ports related to their labor dispute.

Adjusted EBITDA for the 2015 first quarter was $10.8 million, flat with 2014. Adjusted EBITDA margin for the 2015 first quarter was 11.1 percent.

Corporate expenses for the 2015 first quarter were $8.5 million compared with $9.2 million for the 2014 first quarter.

Turning now to a discussion of our liquidity...

Free cash flow, which is cash flows from operating activities less capital expenditures, was negative $34.3 million for the 2015 first quarter compared to negative $11.3 million for the 2014 first quarter. The year-over-year change was driven primarily by an increase in inventory in an effort to spread production more evenly between periods in anticipation of the upcoming construction season, and timing of receipts and disbursements.

Given the seasonality of our business, the first half of our year is typically negative from a free cash flow perspective. This quarter, we built more inventory at Mueller Co. in advance of the price increase in order to level load our plant production, which we expect will lead to improved efficiencies in the second quarter by reducing the need to work overtime.

Additionally, we improved a measure of working capital efficiency by 100 basis points year-over-year as evaluated by trailing four quarter average accounts receivable, inventory and accounts payable as a percent of net sales.

At December 31, 2014, total debt was comprised of a $497.5 million senior secured term loan due 2021 and $2.1 million of other. The term loan accrues interest at a floating rate equal to LIBOR, subject to a floor of 75 basis points, plus 325 basis points. Net debt leverage was 2.4x at December 31, 2014. Using December 31, 2014 data, we had $138.3 million of excess availability under our asset-based credit agreement.

I’ll now turn the call back to Greg.

Greg Hyland

Thanks Evan.

I’ll now elaborate on our 2015 first quarter results and end markets, review our outlook for the second quarter and provide an update to our general overview for the full year.

I’ll begin with Mueller Co.

There were a number of moving parts at Mueller Co. this quarter, both relative to year-over-year comparisons and to the outlook we provided last quarter. Net sales at our base business, which excludes metering products and leak detection, were up 5%.
Domestic shipments of valves and hydrants, however, were up about 11% year-over-year, while shipments of brass products were essentially flat. We also saw growth in valves and hydrants shipments in Canada, although we were affected by unfavorable Canadian currency exchange rates. We saw a decline in export shipments of approximately $2.5 million. Sales of our water treatment valves were up slightly year-over-year.

Turning to our metering products, year-over-year net sales declined $7.6 million. This business had a difficult comparison in the first quarter since we shipped the majority of the large Jackson, MS project in the first two quarters of 2014. In addition, we were unable to ship about $2.0 million of meters and radios this quarter due to a delay receiving components from a supplier.

When we look at net sales this quarter relative to our expectations, we had a shortfall in two additional areas. Even though Mueller Co.'s domestic valves, hydrants and brass products increased about 9 percent year-over-year, the growth was less than we expected, particularly in our Western region. While shipments in this region grew roughly 5%, the growth rate was well below our expectations and what we have recently experienced. We think the slowdown in growth in our Western region was primarily due to a decline in the growth rate of residential construction.

In addition, we had expected our export shipments to grow year-over-year in the first quarter, but exports actually declined. A significant portion of the year-over-year decline and the shortfall to our expectations is attributable to delayed orders of valves and hydrants for refineries in the Middle East. We now believe these orders could be pushed out beyond 2015. The bulk of the shortfall from our expected net sales growth in the first quarter was caused by this fall off in export shipments and the slowdown in our Western region.

In addition, we believe distributor inventories during the quarter declined sequentially and were flat to slightly down year-over-year.

Mueller Co.'s overall adjusted operating income grew 10.0 percent in the first quarter year-over-year. This growth was attributable primarily to higher domestic sales volumes of valves and hydrants and increased pricing.

Anvil’s net sales growth of 5.1 percent in the first quarter benefited from strong growth in the energy market and, to a lesser extent, growth in demand from non-residential construction.

Despite solid net sales growth, Anvil’s adjusted operating income was essentially flat year-over-year, due to a number of items Evan discussed.

Turning now to our outlook for the 2015 second quarter.

I’ll start with Mueller Co.

We expect mid single digit net sales percentage growth for our base business driven primarily by domestic demand for our valves, hydrants and brass products from both residential construction and municipal spending. In early January, we announced a price increase on iron gate valves, hydrants and Pratt valves that will be effective February 13th. The effective date of the price increase is essentially the same as last year. Net sales growth in domestic valves, hydrants and brass products is expected to be partially offset by net sales declines in exports and in Canada.

For our metering products, we expect year-over-year net sales to decline again due largely to the tough comparison we have relative to the timing of shipments for the Jackson, MS project last year and the timing of deliveries of our backlog that are heavily weighted toward the second half of the year.

As a result of these factors, we believe Mueller Co.'s second quarter net sales will be flat with the prior year.

    We expect Mueller Co.’s adjusted operating income and adjusted operating margin to also be flat in the second quarter year-over-year. We expect to see increased operating income from our domestic valves, hydrants and brass products, but this higher operating income will be offset by lower shipments of metering products. In addition, as we mentioned during our last conference call, we have elected to increase our investments in technology and business development in leak detection. We expect to be negatively impacted by about $5 million for the full year in connection with these investments. Some of these higher costs will ramp up in the second quarter.

Moving to Anvil. We anticipate second quarter net sales will decline year-over-year based, in large part, on our run rate of oil and gas orders over the last six weeks. We do not believe the growth that we expect to see in our non-residential construction markets will offset the net sales decline from oil and gas.
While Anvil's adjusted operating income is expected to be slightly down, we believe our adjusted operating margin will be close to what we achieved in the second quarter last year. Even though we generally achieve higher margins on our oil and gas products because they are manufactured domestically, we expect to make up some of this shortfall with manufacturing efficiency improvements.

For Mueller Water Products, we expect adjusted pre-tax income in the second quarter to improve largely due to our lower interest expense. As just discussed with the puts and takes in our various businesses, we believe consolidated results will show about flat year-over-year net sales, adjusted operating income and adjusted operating margin.

I will now provide an update on our general overview for 2015.

As we said on our last call, we expect continued net sales growth at Mueller Co., driven primarily by both the residential construction and municipal end markets.

I'll start with our base business, which excludes metering products and leak detection. We continue to expect year-over-year net sales for our base business to increase in a range comparable to the 7.3 percent growth we saw in

2014. We expect this growth to be driven by demand in our residential and municipal end markets. Additionally, we anticipate higher growth rates in the second half of the year relative to the first half.

Looking at our quote activity, quotations in the first quarter were up 16% in number of quotes and 30% in dollars. Quotation activity was primarily driven by several large municipal projects. We view this quote activity as an indicator of the direction of future municipal demand, which we think indicates ongoing growth.

Economic forecasts for growth in housing starts in calendar 2015 are now about 15%. This growth rate is slightly lower than what was forecast several months ago, but still much higher than the 8.7% growth in calendar 2014 and the 6% growth for the quarter ended in December. We expect greater growth in demand for our products coming from the residential construction market in the second half of our year than what we expect to see in the first half.

For our domestic valves, hydrants and brass products, we expect our growth rate for the first half of the year to be about 9%. Given the outlook for growth in residential construction and continued strong municipal spending, we expect to see a slightly higher year-over-year growth rate in the second half of the year.

For our international sales, keep in mind that this business tends to be project based. We believe our export shipments will be up in the second half of the year as compared with the first half.

Finally, we expect net sales at Pratt to increase in the second half of the year compared with the first half, driven by growth in water distribution pipeline work and plant projects.

For metering products, we continue to believe 2015 net sales will be essentially flat with 2014. We mentioned last quarter that we had outstanding quotations on some large metering projects and that we expected to win a portion of these projects. We are encouraged by the progress we made in the first quarter and we continue to expect to win some of these larger orders over the next several quarters.

Bookings for our metering products were up 24% year-over-year in the first quarter. Our backlog has grown nearly 80% since the end of 2014, and we expect it to continue to grow in the second quarter. As we look at our full year forecast, shipments are heavily weighted towards the second half of the year given the scheduled shipment dates in our backlog, as well as anticipated future orders. Currently, we expect shipments to be up more than 20 percent year-over-year during the second half of the year.

Although we expect net sales of our metering products to be flat in 2015 based on our current backlog and project pipeline, we believe adjusted operating income will again improve on a year-over-year basis. We expect this improved performance will come from cost-savings initiatives, as well as from an improved mix weighted towards the second half of the year.

As we mentioned on the last call, we are bullish about the future potential of our leak detection offering. We are investing in further developing our technology, especially with an eye on international markets. During the first quarter, we continued to gain traction in both domestic and international sales, as well as in quoting activity. On a year-over-year basis, our sales funnel essentially doubled. Though we expect to see significant sales growth during the year, as we guided on the last call, we expect to be negatively impacted by about $5 million for the year related to the investments in technology and business development activities.

Based on the current outlook for housing and municipal spending, we expect Mueller Co.'s year-over-year net sales growth in 2015 to be in a range comparable to the 7.4 percent growth we saw in 2014.

We expect Mueller Co.’s adjusted operating income and adjusted operating margin to increase in 2015 compared with 2014, again weighted toward the second half of the year.

Turning to Anvil, some leading indicators related to non-residential construction are positive. For example, the Architectural Billings Index for

December remained above 50. As a reminder, in 2014 about 75 percent of Anvil's business was driven by non-residential construction spending.
However, our outlook for Anvil has changed since our last earnings call due to its exposure to the oil and gas markets. As you know, these markets accounted for about 20% of net sales in 2014. As we mentioned earlier, we actually saw about a 14% year-over-year increase in net sales to the oil and gas markets in the first quarter; however, beginning in the second half of December and continuing into January, we saw our orders on a year-over-year basis drop about 25%. If we continue to see deterioration in our oil and gas business of this magnitude for the rest of our fiscal year, we do not believe that growth in our non-residential construction market would offset the decline in oil and gas sales.

Taking this all into account, we expect Anvil's net sales could be down in 2015 on a year-over-year basis. In total, we think adjusted operating income could be flat or slightly down year-over-year, excluding the $2.5 million gain that we experienced in the fourth quarter of 2014 with the sale of Anvil's Bloomington, Minnesota facility. We believe that an improvement in manufacturing efficiencies will partially offset the difference in margins between sales of our domestically produced oil and gas products and our non-residential construction products, though we continue to see a growing trend in the non-residential construction market to purchase our imported products.

For Mueller Water Products as a whole in 2015, we expect net sales growth in the mid-single digits. Additionally, with increased production and shipment volumes at Mueller Co., we expect the benefits of continued operating leverage to result in adjusted operating income growth and adjusted operating margin expansion.

Other 2015 key variables include: corporate expenses are expected to be $34 to $36 million, depreciation and amortization is expected to be $58 to $60 million and interest expense is expected to be about $27 million. We expect our adjusted effective income tax rate to be 37-39 percent. Capital expenditures are expected to be $36 to $38 million.

For 2015, we expect free cash flow to be driven primarily by improved operating results offset by cash income tax payments as we have substantially exhausted our federal NOLs. We expect 2015 income tax payments to approximate our reported income tax expense for the year. We also expect to make only minimal cash contributions to our pension plans in 2015. As a reminder, our target is for free cash flow to exceed adjusted net income.

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With that operator, I will open this call up for questions.

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That concludes today’s call. Thank you for your interest in Mueller Water Products and for joining us this morning.